Exhibit 99.2

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Appoints Peter Gyenes to its Board of Directors

CAMBRIDGE, Mass. – March 11, 2009 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software, today announced that Peter Gyenes has joined its Board of Directors, effective March 8, 2009.

“We are very pleased to welcome Peter to the Pegasystems team. Peter has successfully led several technology companies through rapid growth, with the proven ability to bridge strategy with operational excellence. This experience will be invaluable as we continue our growth and expand our market leadership,” said Alan Trefler, founder and CEO.

“I am excited and honored to be joining the Board of a growing, innovative leader like Pegasystems,” said Peter Gyenes. “After meeting Pegasystems staff and Board members, I was impressed by the commitment to customer success, the unwavering commitment to quality, and the dedication to BPM technology leadership.”

Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions in the software and computer systems industries. He is currently the non-executive chairman of Sophos plc, a global security software company. Mr. Gyenes serves on the board of Lawson Software (NASDAQ: LWSN), a global provider of enterprise software solutions, Netezza Corporation (NYSE Arca: NZ), a provider of data warehouse appliances, VistaPrint Limited (Nasdaq:VPRT), a global e-commerce provider of marketing services to small businesses, and a number of privately held technology companies, and is a trustee of the Massachusetts Technology Leadership Council. He served as Chairman and CEO of Ascential Software (Nasdaq: ASCL) and its predecessor companies VMark Software, Ardent Software and Informix, leading its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served in executive positions at Racal InterLan, Inc., Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both a B.A. in mathematics and a M.B.A. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM® technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM® unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia Pacific. Visit us at www.pega.com.

All trademarks are the property of their respective owners.